1 Fiscal 2016 First Quarter Results Jerry Sheridan President & CEO, AmeriGas

2 This presentation contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read AmeriGas’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the impact of pending and future legal proceedings, political, regulatory and economic conditions in the United States and in foreign countries, the timing and success of our acquisitions, commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses and achieve anticipated synergies. AmeriGas undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today. About This Presentation

3 First Quarter Recap Jerry Sheridan President & CEO, AmeriGas

4 First Quarter Recap  Adjusted EBITDA down 6% with weather that was 20% warmer than normal and 24% warmer than normal in December  Unit Margins up $0.10  Expenses $16mm lower than prior year $177.7 $188.5 MM 50MM 100MM 150MM 200MM Q1-16 Q1-15 Adjusted EBITDA(1) 1. See appendix for reconciliation of Adjusted EBITDA to GAAP EBITDA.

5 Growth Initiatives • Cylinder Exchange • Volume slightly below prior year • Secured new customers that will add ~2,500 new locations during the year • National Accounts • Volume approximately flat despite warmer weather • Added 21 new customer contracts • M&A • Closed 3 acquisitions that are expected to add ~6 million gallons annually

6 We Are a Unique MLP Commodity Price Exposure No Need to Access Capital Markets to Fund Growth No Credit Fears No Customer Concentration Risk No Capital Intensity Modest Self-funded Weather Risk Yes

7 Appendix

8  The Partnership’s management uses certain non-GAAP financial measures, including adjusted total margin, EBITDA, adjusted EBITDA and adjusted net income attributable to AmeriGas Partners, L.P., when evaluating the Partnership’s overall performance. These financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.  Management believes earnings before interest, income taxes, depreciation and amortization (“EBITDA”), as adjusted for the effects of gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have ("Adjusted EBITDA"), is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of Adjusted EBITDA may be different from those used by other companies. Management uses Adjusted EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes, the effects of gains and losses on commodity derivative instruments not associated with current-period transactions or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization, gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have from Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years. Management also uses Adjusted EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA, as adjusted to exclude gains and losses on commodity derivative instruments not associated with current-period transactions, to assess the profitability of the Partnership which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s EBITDA, as so adjusted, in its disclosure about industry segments as the profitability measure for its domestic propane segment. Management believes the presentation of other non-GAAP financial measures, comprised of adjusted total margin and adjusted net income (loss) attributable to AmeriGas Partners, L.P., provide useful information to investors to more effectively evaluate the period- over-period results of operations of the Partnership. Management uses these non-GAAP financial measures because they eliminate the impact of (1) gains and losses on commodity derivative instruments that are not associated with current-period transactions and (2) other gains and losses that competitors do not necessarily have to provide insight into the comparison of period-over-period profitability to that of other master limited partnerships.  The following tables include reconciliations of adjusted total margin, EBITDA, adjusted EBITDA and adjusted net income attributable to AmeriGas Partners, L.P. to the most directly comparable financial measure calculated and presented in accordance with GAAP for all the periods presented. AmeriGas Supplemental Footnotes

AmeriGas Adjusted EBITDA

AmeriGas

	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014
Adjusted total margin:		
Total revenues	$ 644,098	$ 888,792
Cost of sales - propane	(227,922)	(578,541)
Cost of sales - other	(20,867)	(22,040)
Total margin	395,309	288,211
Add net losses (subtract net gains) on commodity derivative instruments not associated with current-period transactions	5,633	138,230
Adjusted total margin	$ 400,942	$ 426,441
Adjusted net income attributable to AmeriGas Partners, L.P.:		
Net income (loss) attributable to AmeriGas Partners, L.P.	$ 80,973	$ (39,571)
Add net losses (subtract net gains) on commodity derivative instruments not associated with current-period transactions	5,633	138,230
Noncontrolling interest in net gains (losses) on commodity derivative instruments not associated with current-period	(57)	(1,396)
Adjusted net income attributable to AmeriGas Partners, L.P.	$ 86,549	$ 97,263

	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014
EBITDA and Adjusted EBITDA:		
Net income (loss) attributable to AmeriGas Partners, L.P.	$ 80,973	$ (39,571)
Income tax expense	910	870
Interest expense	41,025	41,034
Depreciation	38,606	38,682
Amortization	10,600	10,686
EBITDA	172,114	51,701
Add net losses (subtract net gains) on commodity derivative instruments not associated with current-period transactions	5,633	138,230
Noncontrolling interest in net gains (losses) on commodity derivative instruments not associated with current-period	(57)	(1,396)
Adjusted EBITDA	$ 177,690	$ 188,535

9

10 Investor Relations: Will Ruthrauff 610-456-6571 ruthrauffw@ugicorp.com